Exhibit 99.1
STONE ENERGY CORPORATION
Announces First Quarter 2008 Results
LAFAYETTE, LA. May 6, 2008
     Stone Energy Corporation (NYSE: SGY) today announced first quarter 2008 net income of $62.2 million, or $2.22 per share, on oil and gas revenue of $203.2 million, compared to net income of $10.5 million, or $0.38 per share, on oil and gas revenue of $173.3 million in the first quarter of 2007. Discretionary cash flow totaled $150.3 million during the first quarter of 2008, compared to $102.1 million during the first quarter of 2007. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities. All per share amounts are on a diluted basis.
     Daily production during the first quarter of 2008 averaged 185 million cubic feet of gas equivalent (MMcfe) per day, or 21% less than the average daily production of 238 MMcfe per day in the comparable period of 2007. The decrease was primarily the result of the sale of substantially all of the Rocky Mountain Region properties in June 2007, which contributed 41 MMcfe per day in the first quarter of 2007, and the divestiture of non-core Gulf of Mexico properties in the first quarter of 2008. For the month of April, production averaged over 200 MMcfe per day as volumes from two exploitation wells at Ewing Bank 305 added approximately 20 MMcfe per day.
     Prices realized during the first quarter of 2008 averaged $95.72 per barrel of oil and $8.82 per thousand cubic feet (Mcf) of natural gas, or 49% higher on a gas equivalent basis as compared to the first quarter of 2007 average realized prices of $56.65 per barrel of oil and $6.95 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts. Hedging transactions increased the average realized price of natural gas by $0.09 per Mcf in the first quarter of 2008 and 2007. Hedging transactions decreased the average realized price of oil by $4.06 per barrel in the first quarter of 2008, compared to an increase of $0.66 per barrel in the first quarter of 2007.
     Lease operating expenses during the first quarter of 2008 totaled $30.3 million, or $1.80 per thousand cubic feet of gas equivalent (Mcfe), compared to $51.1 million, or $2.39 per Mcfe, for the comparable quarter in 2007. The decrease in lease operating expenses is a result of operating efficiencies, the reduction of major maintenance expense, and the sale of substantially all of the Rocky Mountain Region properties in June 2007. In addition, the first quarter of 2007 included the drilling of a $9.9 million expensed replacement well.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2008 totaled $62.7 million, or $3.73 per Mcfe, compared to $77.8 million, or $3.64 per Mcfe, for the first quarter of 2007.
     Salaries, general and administrative (SG&A) expenses for the first quarter of 2008 were $10.3 million, or $0.61 per Mcfe, compared to $8.2 million, or $0.39 per Mcfe, in the first quarter of 2007. The increase in SG&A is primarily due to additional compensation expense associated with restricted stock issuances and higher legal and consulting fees.
     Capital expenditures before capitalized SG&A and interest during the first quarter of 2008 totaled $68.6 million, excluding $21.7 million of lease and acquisition costs. Additionally, $5.1 million of SG&A expenses and $4.0 million of interest were capitalized during the quarter.
     There were no borrowings outstanding at March 31, 2008 under our bank credit facility. Stone had letters of credit totaling $52.8 million, resulting in $122.2 million of available borrowings, at March 31, 2008. The borrowing base under the credit facility is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves.

Recent Merger Announcement
     On April 30, 2008, Stone and its wholly owned subsidiary Stone Energy Offshore, L.L.C. entered into an Agreement and Plan of Merger with Bois d’Arc Energy, Inc. (“Bois d’Arc”), pursuant to which Stone agreed to acquire all of the outstanding shares of Bois d’Arc common stock. Pursuant to the merger, each outstanding share of Bois d’Arc common stock will be converted into the right to receive (i) 0.165 shares of Stone common stock and (ii) $13.65 in cash. Stone expects to use existing cash on its balance sheet, borrowings from a proposed amended and restated $700 million credit facility and the issuance of approximately 11.3 million shares of Stone common stock to fund the merger. In connection with the merger, Gary Blackie, the Chief Executive Officer of Bois d’Arc, and certain other key Bois d’Arc employees have entered into a participation agreement with Stone to generate exploration prospects in the Gulf of Mexico. The transaction is subject to stockholder approval of both companies, regulatory approvals, and other customary conditions.
2008 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.
     The following 2008 guidance does not account for any adjustments from the pending merger with Bois d’Arc. Stone intends to adjust its 2008 guidance following the closing of the merger.
     Capital Expenditure Budget. The current 2008 capital expenditure budget is approximately $395 million, which excludes acquisitions, capitalized interest and G&A, and abandonment expenditures. Stone expects to spend approximately 60% of the 2008 capital budget on its Gulf of Mexico (GOM) exploitation program and facilities, and an estimated 40% on exploration and business development activities including deep water, shelf and onshore exploration drilling, GOM lease sale expenditures, onshore drilling and lease acquisition including Appalachia, seismic and reprocessing expenditures, and drilling activity in Bohai Bay, China. In addition, Stone expects to spend approximately $25 million on normal abandonment projects.
     Production. For the second quarter of 2008, Stone expects net daily production to average between 195-210 MMcfe. Stone expects full year 2008 average daily production to be in the range of 175-200 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $140-$155 million for 2008 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.60 -$3.90 per Mcfe during 2008.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $36-$40 million during 2008.
     Corporate Tax Rate. For 2008, Stone expects its corporate tax rate to be between 32%-37%.

Hedge Position
     The following table illustrates Stone’s derivative positions for calendar years 2008 and 2009:

	Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price	(Bbls/d)	Price	Price
2008	30,000 *	$8.00	$14.05	3,000	$60.00	$90.20
2008	20,000 **	7.50	11.35	2,000	65.00	81.00
2008				3,000	70.00	110.25
2009	20,000	8.00	14.30	3,000	80.00	135.00

*	January-March

**	April-December

Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume	Swap
	(MMBtus/d)	Price	(Bbls/d)	Price
2009	20,000	$10.15	2,000	$107.90

	Put Contracts
	Natural Gas
	Daily
	Volume		Unamortized
	(MMBtus/d)	Floor	Cost
2008	20,000*	$10.00	$0.52/MMBtu

*	July – December
Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, May 7, 2008 to discuss the operational and financial results for the first quarter of 2008. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a digital recording accessed by dialing 1-800-642-1687 (ID #43796628) will be available at approximately 12:00 p.m. Central Time for 48 hours. A web replay will be available approximately 24 hours following the completion of the call on Stone Energy’s website at www.StoneEnergy.com. The web replay will be available for approximately one week.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K and Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
FINANCIAL RESULTS
Net income	$62,242	$10,476
Net income per share	$2.22	$0.38

PRODUCTION QUANTITIES
Oil (MBbls)	1,282	1,652
Gas (MMcf)	9,133	11,474
Oil and gas (MMcfe)	16,825	21,386

AVERAGE DAILY PRODUCTION
Oil (MBbls)	14.1	18.4
Gas (MMcf)	100.4	127.5
Oil and gas (MMcfe)	184.9	237.6

REVENUE DATA (1)
Total oil revenue	$122,707	$93,584
Total gas revenue	80,526	79,749

Total oil and gas revenue	$203,233	$173,333

AVERAGE PRICES (1)
Oil (per Bbl)	$95.72	$56.65
Gas (per Mcf)	8.82	6.95
Per Mcfe	12.08	8.11

COST DATA
Lease operating expenses	$30,253	$51,086
Salaries, general and administrative expenses	10,256	8,233
DD&A expense on oil and gas properties	62,707	77,835

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.80	$2.39
Salaries, general and administrative expenses	0.61	0.39
DD&A expense on oil and gas properties	3.73	3.64

AVERAGE SHARES OUTSTANDING — Diluted	28,060	27,577

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Operating revenue:
Oil production	$122,707	$93,584
Gas production	80,526	79,749

Total operating revenue	203,233	173,333

Operating expenses:
Lease operating expenses	30,253	51,086
Production taxes	1,400	3,864
Depreciation, depletion and amortization	63,387	78,839
Accretion expense	4,368	4,416
Salaries, general and administrative expenses	10,256	8,233
Incentive compensation expenses	1,018	846
Derivative expenses, net	259	500

Total operating expenses	110,941	147,784

Income from operations	92,292	25,549

Other (income) expenses:
Interest expense	3,859	11,191
Interest income	(4,914)	(574)
Other income, net	(1,041)	(1,301)

Total other expenses	(2,096)	9,316

Income before taxes	94,388	16,233

Provision for income taxes:
Current	13,950	—
Deferred	18,196	5,757

Total income taxes	32,146	5,757

Net income	$62,242	$10,476

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net income as reported	$62,242	$10,476

Reconciling items:
Depreciation, depletion and amortization	63,387	78,839
Deferred income tax provision (benefit)	18,196	5,757
Accretion expense	4,368	4,416
Stock compensation expense	1,478	1,368
Other	624	1,278

Discretionary cash flow	150,295	102,134

Changes in income taxes payable	(43,550)	—
Settlement of asset retirement obligations	(18,647)	—
Other working capital changes	24,216	7,592

Net cash provided by operating activities	$112,314	$109,726

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$517,033	$475,126
Accounts receivable	153,944	186,853
Deferred tax asset	18,296	9,039
Other current assets	800	2,684

Total current assets	690,073	673,702

Oil and gas properties — United States
Proved, net	949,432	1,001,179
Unevaluated	194,476	150,568
Oil and gas properties — China (unevaluated)	30,328	29,565
Building and land, net	5,653	5,667
Fixed assets, net	5,277	5,584
Other assets, net	26,665	23,338

Total assets	$1,901,904	$1,889,603

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$95,582	$88,801
Undistributed oil and gas proceeds	31,852	37,743
Asset retirement obligations	46,353	44,180
Current income taxes payable	13,950	57,631
Other current liabilities	38,541	32,902

Total current liabilities	226,278	261,257

8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Deferred taxes	114,155	89,665
Asset retirement obligations	201,722	245,610
Other long-term liabilities	8,003	7,269

Total liabilities	950,158	1,003,801

Common stock	279	278
Treasury stock	(860)	(1,161)
Additional paid-in capital	522,863	515,055
Retained earnings	444,486	382,365
Accumulated other comprehensive income	(15,022)	(10,735)

Total stockholders’ equity	951,746	885,802

Total liabilities and stockholders’ equity	$1,901,904	$1,889,603